Collegiate Pacific Sees Q3 Net Sales of $27.0M vs. $11.2M in the Same Period a Year Ago

DALLAS—(BUSINESS WIRE)—April 20, 2005—Collegiate Pacific (AMEX:BOO) today stated that it sees net sales for its third quarter ended March 31, 2005 of approximately $27.0 million vs. $11.2 million for the quarter ended March 31, 2004, an increase of 141%. The Company noted that these anticipated results are consistent with the full fiscal year corporate net sales guidance of $104.0 - $107.0 million.

The Company expects to report Q3 EPS and host a conference call to discuss its results during the first couple of weeks in May. More detailed information will be provided shortly.

Collegiate Pacific is the nation’s fastest-growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 150 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific, Dallas

Michael or Adam Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific, Inc.